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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          THERMO ELECTRON CORPORATION

     Thermo Electron Corporation (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows, pursuant to Section 242 of the General Corporation Law of the State of
Delaware:

          1. That Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended and restated on June 21, 1994, is hereby further amended to increase the number of authorized shares of the Corporation's Common Stock, $1.00 par value per share, from 175 million shares to 350 million shares and that such amendment is hereby effected by deleting said Article in its entirety and inserting the following in substitution therefor:

             "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is: (a) Three Hundred Fifty Million (350,000,000) shares of Common Stock of the par value of $1.00 per share, the holders of which shall have one vote for each share so held, and (b) Fifty Thousand (50,000) shares of Preferred Stock of the par value of $100 per share, to be issued in such classes, including one or more series within such class, and to possess such specific terms including dividend rates, conversion prices, voting rights, redemption prices, maturity dates and other special rights, preferences, qualifications, limitations, and restrictions thereof, as shall be determined in the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board of Directors from time to time."

          2. That the Board of Directors of the Corporation at a meeting held on March 12, 1996, duly adopted the following resolutions:

     RESOLVED,  that it is in the best interests of the Corporation that the authorized common stock of the Corporation, $1.00 par value, be increased to 350 million shares, and that, upon the approval of such increase by the Corporation's Stockholders, the proper officers of the Corporation be, and each of them hereby are, authorized, empowered and directed to execute on behalf of the Corporation a Certificate of Amendment to the Corporation's Restated Certificate of Incorporation to reflect such increase, and to file, or cause to be filed, such Certificate of Amendment with the Secretary of State of the State of Delaware.

     RESOLVED,  that the Board of Directors recommend to the Stockholders for approval at the Annual Meeting the increase in authorized shares of the Corporation's common stock to 350 million shares as previously approved by the Directors.

          3. That on May 21, 1996, at the Corporation's Annual Meeting of Stockholders, the Amendment to the Corporation's Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of Stockholders of the Corporation holding in excess of 66 2/3% of the shares of Common Stock, $1.00 par value per share, of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and Article ELEVENTH of the Corporation's Amended and Restated Certificate of Incorporation.

     IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the undersigned corporation by its duly authorized officer and attested to by its duly authorized Secretary this 22nd day of May, 1996.
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                                          THERMO ELECTRON CORPORATION

                                          By: /s/  GEORGE N. HATSOPOULOS
                                               George N. Hatsopoulos,
                                               Chairman of the Board and
                                               President

ATTEST:

By: /s/  SANDRA L. LAMBERT
        Sandra L. Lambert
        Secretary